OSG                                                                                                                      Press Release

Overseas Shipholding Group, Inc.

For 6:30 a.m. ET Release
Contact: Jennifer L. Schlueter, VP Corporate Communications
OSG Ship Management, Inc.
Telephone: +1 212 578 1634
Email: jschlueter@osg.com

OSG REPORTS RECORD FISCAL 2005 NET INCOME OF $465 MILLION
ON $962 MILLION IN TCE REVENUES

— Board Announces Intention to Increase Quarterly Dividend 43% to $0.25 per Quarter —

Highlights

  TCE revenues of $961.7 million up 22% year-over-year.
  EPS (diluted) of $11.77 up 15% year-over-year.
  EBITDA of $705.5 million up 8% year-over-year.
  Fourth quarter 2005 TCE revenues declined 2% to $271.1 million from the same period in 2004.
  Fourth quarter 2005 (diluted) EPS of $2.88 includes gains on vessel sales and sale of securities of $0.09.
  Board of Directors states its intention to increase quarterly dividend by 43% to $0.25 per share, effective with the next dividend declaration.

New York, NY - February 28, 2006 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing energy transportation services, today reported results for the fourth quarter and fiscal year ended December 31, 2005.

For the fiscal year ended December 31, 2005, net income was $464.8 million, a 16% increase over $401.2 million in 2004. EPS was $11.77 per diluted share, a 15% increase from $10.24 per diluted share in 2004. Time Charter Equivalent (TCE) revenues were $961.7 million for the period, a 22% increase from $789.6 million in 2004. The increase in revenues was principally due to an additional 13,068 revenue days, a result of 28 net additional vessels added to the Company's fleet during the year, offset by decreases in average daily TCE rates for VLCC and Aframax tankers that trade in the spot market. The average daily TCE rates achieved for VLCCs and Aframaxes in 2005, however, remained at historically high levels. EBITDA rose 8% to $705.5 million from $655.2 million in 2004. See Appendix 3 for a reconciliation of EBITDA.

For the quarter ended December 31, 2005, net income was $113.7 million, or $2.88 per diluted share, a decrease of 46% compared with the fourth quarter of 2004. The fourth quarter of 2004 included a $77.4 million reduction in deferred tax liabilities recorded on enactment of the American Jobs Creation Act of 2004. Excluding gains on vessel sales and securities transactions, EPS in the fourth quarter of 2005 was $2.79 per diluted share compared with $5.13 per diluted share in the year earlier period (see Appendix 1). TCE revenues were $271.1 million compared with $275.7 million, a decrease of 2% year-over-year. TCE revenues during the fourth quarter of 2005 were roughly comparable to the fourth quarter of 2004 despite declines in TCE rates for the Company's VLCC and Aframax tankers of 37% and 33%, respectively (see Average TCE Rates later in this press release), from the exceptionally high levels achieved in last year's fourth quarter. Such declines were offset by growth in the Company's fleet during 2005, principally attributable to the acquisition of Stelmar Shipping Ltd. (Stelmar). EBITDA for the fourth quarter 2005 was $170.5 million, a decline from $239.8 million in the fourth quarter of 2004. The decline in EBITDA was a result of lower TCE rates in the Company's International Flag crude tanker fleet, an increase in time and bareboat charter expenses as a result of an increase in the portion of the fleet representing chartered-in tonnage, as well as an increase in general and administrative expenses. General and administrative expenses in the fourth quarter of 2005 were $15.1 million higher than in the fourth quarter of 2004 principally as a result of a $5.6 million charge related to the termination the Company's defined benefit plan and the retirement of an executive officer, $2.1 million of expenses incurred in connection with investigations by the U.S. Department of Justice, and $5.7 million in incremental incentive compensation payments and costs related to headcount associated with the Stelmar acquisition. At year-end, the Company had 3,337 employees comprised of 3,187 sea going personnel and 250 shore side staff, compared with 1,696 employees at year end 2004, comprised of 1,530 sea going personnel and 166 shore side staff.

Morten Arntzen, President and CEO of OSG, stated, "I am pleased with our operating and financial performance during 2005. Our numerous achievements in 2005 build upon a corporate-wide strategic focus on capital efficient growth initiatives that will generate sustainable improvements in shareholder value. Our fleet expansion strategy resulted in 50% growth to 107 owned, operated and newbuild vessels. OSG's fleet diversification strategy reduced our risk exposure to any one segment of our operations as evident by our dependence on the crude oil segment, with revenues declining to 71% of total 2005 revenues, down from 84% a year ago. The expansion of our presence in product carriers helped to increase OSG's noncancellable, future revenues from time charters to $746 million at year end up from $185 million a year ago. We successfully integrated the Stelmar acquisition which provides a stronger operational platform to achieve our long term goals. Savings realized from the integration were reinvested in expanding the leadership team, bringing on new talent to support a strategic business unit organization structure, deploying training programs for the crew and shore side staff, and to upgrade technology across OSG's fleet ensuring superior service to our customers and operations of our vessels' safety and in strict compliance with all environmental laws and regulations."

Arntzen continued, "I believe that our shareholders recognize that OSG's financial and operational results were achieved by actively managing how our assets are deployed to maximize profitability in the strong rate environment in 2005. The strength of our balance sheet and cash flows generated by OSG's modern fleet provides us the ability to increase our dividend level by 43%, the flexibility to invest in operations and new business opportunities and to prudently expand our business segments. We remain very confident and excited about OSG's future."

As a result of OSG's exceptional financial performance in 2005 and confidence in the Company's future performance, the Board of Directors announced its intention to increase the quarterly dividend from $.175 to $0.25 per share, a 43% increase, effective with the next dividend declaration.

Fourth Quarter and Year-end Highlights

Active Asset Management

To maximize return on invested capital and in support of the Company's strategy to be a market leader in each of the segments in which it operates, OSG actively manages its fleet based on market conditions, including the sale, purchase, or charter-in of tonnage. During the fourth quarter, OSG sold a number of tankers, including three of its older vessels, taking advantage of near all-time high second-hand vessel prices. This activity supported the Company's goal of owning and operating a high quality, modern fleet.

  As of December 31, 2005, OSG had an operating fleet of 89 International Flag and U.S. Flag vessels. Forty-four percent, or 39 vessels, were chartered-in under operating or capital leases compared with 26%, or 16 vessels, as of December 31, 2004. The Company charters in tonnage, enabling it to expand its fleet without making additional capital commitments.
  Revenue days in 2005 totaled 30,645, an increase of 74%, or 13,068 days, over 2004.
  OSG's active asset monetization program in 2005 resulted in $283.0 million in gains on vessel sales from the sale or sale and leaseback of 20 vessels; $42.9 million was included in other income in 2005. Thirteen sale and leaseback transactions were executed to capture a premium in the market for second hand vessels, retain control of the assets for a fixed period of time, and to transfer residual risk to third parties.
  As previously announced, on October 13, 2005, OSG sold and chartered back seven tankers in conjunction with Double Hull Tankers, Inc.'s ("DHT's") initial public offering. OSG received consideration, after giving effect to the exercise of the over-allotment option granted to the underwriters, of $419.9 million in cash and 13.4 million shares in DHT, representing a 44.5% equity stake. The transaction resulted in a $232.2 million gain, which is being amortized over the initial charter terms. The Company used the proceeds from the transaction to reduce its debt outstanding thus achieving its goal of returning to leverage ratios and liquidity levels that existed prior to the January 2005 acquisition of Stelmar Shipping Ltd. See the Liquidity section later in this press release for further details.
  The Company sold its last two U.S Flag crude tankers, the Overseas Washington, a 1978-built tanker on November 10, 2005, and the Overseas New York, a 1977-built tanker on October 12, 2005, and recognized a gain of $6.0 million. Both vessels were at the end of their commercial lives at the time of the sales.

  On December 19, 2005, a joint venture in which the Company participates sold the Front Tobago, the last single hull tanker in the Company's fleet. The Company recognized a gain in equity in income from joint ventures of $2.8 million representing OSG's 30% equity stake in the vessel.

Fleet and Charter Type Diversification

The Company significantly diversified its fleet in 2005 thus making it less dependent on any particular market sector. Furthermore, the Company believes that by balancing the mix of TCE revenues generated by voyage charters and time charters, it is able to maximize financial performance throughout the shipping cycles.

  As of December 31, 2005, 45% of the Company's fleet was operating on time charters, compared with 32% as of December 31, 2004.
  In 2005, OSG added 24 product carriers and 13 panamax tankers, which both diversified its fleet and reduced the Company's overall spot rate exposure. As a result, TCE revenues derived from time charters increased to 31% of TCE revenues in 2005 compared with 15% in 2004.

Other Corporate Initiatives

  In the fall of 2005, OSG established an operational integrity unit that reports to the Head of Shipping Operations. The group is responsible for auditing compliance with fleet-wide operating procedures, environmental regulatory requirements and safety and maintenance standards. The establishment of the operational integrity group and the creation of an operational compliance officer role, reporting directly to the President, underscores OSG's commitment to ensuring full compliance with all international environmental and safety standards and the Company's commitment to technical excellence.
  During the fourth quarter, OSG announced that four of the ten U.S. Flag product carriers being built at Aker Philadelphia Shipyard had been chartered; two to Shell Trading U.S. Company and two to British Petroleum. Construction has commenced on the second tanker, which is scheduled for delivery in early 2007.
  On January 2, 2006, construction commenced on Hull 1605 (Tenbek), OSG's 216,200 cbm LNG carrier being built at Samsung Heavy Industries Co., Ltd., in Korea. The vessel is expected to be delivered in late 2007.

Financial Profile

During the year, shareholders' equity increased by $450 million to nearly $1.9 billion and liquidity, including undrawn bank facilities, increased to more than $1.4 billion. Total long-term debt as of December 31, 2005 was $965.7 million compared with $906.2 million at December 31, 2004, before the Stelmar acquisition. By comparison, long-term debt was $1.4 billion at the end of the third quarter of 2005.

Liquidity adjusted debt to capital was 24.5% at December 31, 2005, a significant reduction from a pro forma 50.3% as of December 31, 2004, adjusted to reflect the Stelmar acquisition and the sale of five older product carriers in January 2005. In 2005, the Company used the proceeds of vessel sales to pay down debt. Additionally, OSG expanded its operating and newbuild fleet more than 50% by chartering-in tonnage, with no capital commitments.

On February 15, 2006, the Company announced it had entered into a $1.5 billion seven-year unsecured revolving credit agreement with a group of banks. Borrowings under this facility bear interest at a rate based on LIBOR. The terms, conditions and financial covenants contained therein are generally more favorable than those contained in the Company's existing long-term facilities. In connection with entering into the agreement, the Company agreed to terminate all of its unsecured revolving credit facilities (long-term of $1.285 billion and short-term of $45 million). The facility increases the Company's liquidity by $215 million to $1.6 billion.

TCE Rates Achieved

The following table shows time charter equivalent revenues per day and revenue days (defined as ship operating days less lay-up, repair and drydock days) for the Company's International Flag fleet for the three and twelve month periods ended December 31, 2005 compared with the same periods of 2004.

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
VLCC
Average TCE Rate[1,2]	$68,619	$109,578	$57,904	$75,436
Number of Revenue Days	1,594	1,508	6,314	6,088
Aframax
Average TCE Rate[1,2]	$38,823	$57,579	$33,157	$38,848
Number of Revenue Days	1,456	1,288	6,048	4,872
Panamax
Average TCE Rate[1]	$27,731	$22,663	$25,066	$18,792
Number of Revenue Days	1,183	184	4,546	690
Handysize Product Carrier
Average TCE Rate[1,2]	$18,180	$18,588	$17,843	$18,192
Number of Revenue Days	2,543	368	9,589	1,383

1Includes vessels operating on voyage charters and period charters.
2Includes the effect of forward freight agreements.

The following table provides a breakdown of TCE rates achieved for the fourth quarter of 2005 between spot and time charter rates. The information for VLCCs, Aframaxes and Panamaxes is based, in part, on information provided by the pools or commercial joint ventures in which they participate.

	Three Months Ended December 31, 2005
	Spot Charter	Time Charter
VLCC
Average Rate	$68,619	-
Number of Revenue Days	1,594	-
Aframax
Average TCE Rate[1]	$42,906	$25,845
Number of Revenue Days	1,108	348
Panamax
Average TCE Rate	$39,675	$20,476
Number of Revenue Days	447	736
Handysize Product Carrier
Average TCE Rate	$29,559	$16,082
Number of Revenue Days	396	2,147

1Spot charter TCE results include the effect of forward freight agreements. Excluding such effect, the average spot charter TCE rate for the three months ended December 31, 2005 would have been $44,104 per day.

2006 TCE Rates

The Company has achieved the following average estimated TCE rates for the percentage of days booked for vessels operating through February 24, 2006. The information for the VLCCs, Aframaxes and Panamaxes is based, in part, on information provided by the pools or commercial joint ventures in which they participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any acquisitions or disposals and the timing and length of drydocks and repairs.
First Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rates	Fixed as of 2/24/06	Open as of 2/24/06	Total	% Days Booked
VLCC - Spot	$77,500	1,455	152	1,607	91%
Aframax - Spot Aframax - Time[1]	$42,500 $27,000	822 353	189 -	1,011 353	81% 100%
Panamax - Spot[2] Panamax - Time	$36,500 $20,000	166 720	232 -	398 720	42% 100%
Handysize - Spot[2] Handysize - Time	$36,000 $17,500	317 1,798	282 -	613 1,798	53% 100%

VLCC and V-Plus tankers trade in the Tankers International pool; Aframaxes trade in the Aframax International pool and Panamaxes trade in the Panamax International joint venture.
1Includes one vessel fixed on time charter for the entire period outside the Aframax International pool.
2 Information for Panamaxes and Handysize Product Carriers is as of February 8, 2006.

The following table shows average estimated time charter TCE rates and associated days booked, by quarter, for the balance of 2006.

	Fixed Rates and Revenue Days as of 2/24/06			Open Days as of 2/24/06
	Q2-06	Q3-06	Q4-06	Q2-06	Q3-06	Q4-06
VLCC
Average TCE Rate	-	-	-
Number of Revenue Days	-	-	-	1,639	1,668	1,654
Aframax
Average TCE Rate	$29,500	$29,500	$29,500
Number of Revenue Days	291	292	292	1,165	1,121	1,180
Panamax[2]
Average TCE Rate	$21,500	$21,000	$21,000
Number of Revenue Days	626	552	549	557	644	616
Handysize Product Carrier[2]
Average TCE Rate	$17,000	$17,000	$17,500
Number of Revenue Days	1,684	1,643	1,592	674	876	1,022

2Information for Panamaxes and Handysize Product Carriers is as of February 8, 2006.

Financial Information - Summary Consolidated Statements of Operations
($ in thousands except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Shipping Revenues:
Pool revenues	$ 186,097	$ 237,812	$ 607,035	$ 640,449
Time and bareboat charter revenues	74,223	31,023	309,471	116,957
Voyage charter revenues	22,989	11,695	83,797	53,429
	283,309	280,530	1,000,303	810,835
Voyage Expenses	(12,192)	(4,880)	(38,641)	(21,254)
Time Charter Equivalent Revenues	271,117	275,650	961,662	789,581
Ship Operating Expenses:
Vessel expenses	46,411	33,906	177,349	108,170
Time and bareboat charter hire expenses	42,075	26,043	120,301	65,550
Depreciation and amortization	35,867	25,079	152,311	100,088
General and administrative	34,635	19,499	79,667	51,993
Total Ship Operating Expenses	158,988	104,527	529,628	325,801
Income from Vessel Operations	112,129	171,123	432,034	463,780
Equity in Income of Joint Ventures	11,619	26,577	43,807	45,599
Operating Income	123,748	197,700	475,841	509,379
Other Income	10,845	17,064	77,367	45,781
	134,593	214,764	553,208	555,160
Interest Expense	18,450	18,963	89,489	74,146
Income before Federal Income Taxes	116,143	195,801	463,719	481,014
Provision/(Credit) for Federal Income Taxes	2,459	(15,322)	(1,110)	79,778
Net Income	$ 113,684	$ 211,123	$ 464,829	$ 401,236
	=========	========	=========	=========
Weighted Average Number of Common Shares Outstanding:
Basic	39,448,336	39,387,097	39,444,059	39,113,040
Diluted	39,499,636	39,454,304	39,506,332	39,176,253
Per Share Amounts:
Basic net income	$ 2.88	$ 5.36	$ 11.78	$ 10.26
Diluted net income	$ 2.88	$ 5.35	$ 11.77	$ 10.24
Cash dividends declared and paid	$ 0.175	$ 0.175	$ 0.70	$ 0.70

Revenue Days:
International Flag Crude	4,233	3,046	17,076	11,990
International Flag Product	2,543	368	9,589	1,383
Other	184	197	733	781
U.S. Flag	660	883	3,247	3,423
	7,620	4,494	30,645	17,577
	=========	========	=========	=========

TCE Revenue by Segment

The following chart reflects TCE revenues generated by the Company's three reportable segments for quarters and full years ended December 31, 2005 and 2004, respectively, and excludes the Company's proportionate share of TCE revenues of joint ventures.

($ in thousands)	Three Months Ended December 31,				Year Ended December 31,
	2005	% of Total	2004	% of Total	2005	% of Total	2004	% of Total
International Flag
Crude	$198,677	73.2	$244,645	88.8	$683,551	71.1	$665,645	84.3
Product	46,233	17.1	6,840	2.5	171,100	17.8	25,159	3.2
Other	6,653	2.5	5,589	2.0	25,902	2.7	25,014	3.2
U.S. Flag	19,554	7.2	18,576	6.7	81,109	8.4	73,763	9.3
Total TCE Revenues	$271,117	100.0	$275,650	100.0	$961,662	100.0	$789,581	100.0
	=======	====	=======	====	=======	====	=======	====

Income from Vessel Operations by Segment

The following chart reflects income from vessel operations accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses and the Company's share of income from joint ventures.

($ in thousands)	Three Months Ended December 31,				Year Ended December 31,
	2005	% of Total	2004	% of Total		2005	% of Total	2004	% of Total
International Flag
Crude	$121,680	82.9	$186,814	98.0		$410,837	80.3	$474,198	91.9
Product	15,142	10.3	3,261	1.7		65,385	12.8	11,642	2.3
Other	2,295	1.6	(5,388)	(2.8)	1	4,925	0.9	2,052	0.4
U.S. Flag	7,647	5.2	5,935	3.1		30,554	6.0	27,881	5.4
Total Income from Vessel Operations	$146,764	100.0	$190,622	100.0		$511,701	100.0	$515,773	100.0
	======	====	======	=====		======	====	======	====

1 Reflects reserves related to Department of Justice investigations and the settlement of certain crew benefits.

Financial Information - Consolidated Balance Sheets

($ in thousands )	December 31, 2005	December 31, 2004

Assets
Current Assets:
Cash and cash equivalents	$ 188,588	$ 479,181
Voyage receivables	157,334	144,237
Other receivables	22,202	12,815
Inventories	1,855	1,132
Prepaid expenses	14,908	8,252
Total Current Assets	384,887	645,617
Capital Construction Fund	296,126	268,414

Vessels and other property, less accumulated depreciation	2,288,481	1,419,761
Vessels under capital leases, less accumulated
amortization	36,267	34,668
Vessel held for sale	-	9,744
Deferred drydock expenditures, net	19,805	25,339
Total Vessels, Deferred Drydock and Other Property	2,344,553	1,489,512

Investments in Joint Ventures	269,657	227,701
Other Assets	53,457	49,554
Total Assets	$ 3,348,680	$ 2,680,798
	=========	==========
Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable, sundry liabilities and accrued expenses	$ 105,173	$ 80,047
Federal income taxes	-	90,943
Short-term debt and current installments of long-term debt	20,066	25,024
Current obligations under capital leases	6,968	4,729
Total Current Liabilities	132,207	200,743
Long-term Debt	923,612	863,466
Obligations under Capital Leases	42,043	42,717
Deferred Gain on Sale and Leaseback of Vessels	233,456	3,573
Deferred Federal Income Taxes and Other Liabilities	141,334	143,927
Shareholders' Equity:
Common stock	40,791	40,791
Paid-in additional capital	199,570	199,054
Retained earnings	1,640,742	1,203,528
Unearned compensation, restricted stock	-	(1,360)
	1,881,103	1,442,013
Cost of treasury stock	17,019	17,579
	1,864,084	1,424,434
Accumulated other comprehensive income	11,944	1,938
Total Shareholders' Equity	1,876,028	1,426,372
Total Liabilities and Shareholders' Equity	$ 3,348,680	$ 2,680,798
	=========	==========

2004 has been reclassified to conform with the 2005 presentation.

Financial Information - Consolidated Statements of Cash Flows

($ in thousands)	Year Ended
	December 31, 2005	December 31, 2004	December 31, 2003
Cash Flows from Operating Activities:
Net income	$ 464,829	$ 401,236	$ 121,309
Items included in net income not affecting cash flows:
Depreciation and amortization	152,311	100,088	90,010
Amortization of deferred gain on sale and leasebacks	(9,897)	(550)	(6,888)
Deferred compensation relating to restricted stock	1,364	425	-
Deferred compensation relating to stock option grants	720	-	226
Unrealized loss on write-down of marketable securities	-	-	4,756
Provision/(credit) for deferred federal income taxes	675	(53,619)	11,351
Undistributed earnings of joint ventures	(9,307)	(28,754)	(17,999)
Other - net	(10,856)	3,838	(7,853)
Items included in net income related to investing and financing activities:
Gain on sale of securities - net	(23,186)	(7,204)	(10,439)
(Gain)/loss on disposal of vessels	(42,905)	(29,222)	6,809
Changes in operating assets and liabilities:
Decrease/(increase) in receivables	45,319	(84,471)	(4,534)
Increase/(decrease) in Federal income taxes payable	(96,435)	76,165	13,172
Net change in prepaid items and accounts payable, sundry liabilities and accrued expenses	(20,586)	18,893	30,830
Net cash provided by operating activities	452,046	396,825	230,750
Cash Flows from Investing Activities:
Proceeds from sales of marketable securities	-	-	34,674
Expenditures for vessels	(5,166)	(59,439)	(87,007)
Payments for drydockings	(16,899)	(22,354)	(5,971)
Proceeds from disposal of vessels	858,142	99,082	151,143
Acquisitions of interests in joint ventures that own VLCCs	-	(2,292)	(10,362)
Acquisition of interest in joint venture that owned four V-Pluses	(69,047)	-	-
Acquisition of Stelmar Shipping Ltd.	(742,433)	-	-
Expenditures for other property	(12,257)	(2,349)	(1,579)
Investments in and advances to joint ventures	(9,495)	(214,403)	(60,090)
Distributions from joint ventures	20,853	1,988	6,612
Purchases of other investments	(847)	(669)	(919)
Proceeds from dispositions of other investments	23,271	10,042	27,581
Other - net	(863)	(781)	(1,744)
Net cash provided by/(used in) investing activities	45,259	(191,175)	52,338
Cash Flows from Financing Activities:
Issuance of common stock, net of issuance costs	-	115,513	-
Issuance of debt, net of issuance costs	781,268	158,730	194,849
Payments on debt and obligations under capital leases	(1,541,293)	(49,026)	(435,164)
Cash dividends paid	(27,615)	(27,532)	(22,686)
Issuance of common stock upon exercise of stock options	218	3,716	20,259
Other - net	(476)	(1,873)	(3,287)
Net cash provided by/(used in) financing activities	(787,898)	199,528	(246,029)
Net (decrease)/increase in cash and cash equivalents	(290,593)	405,178	37,059
Cash and cash equivalents at beginning of year	479,181	74,003	36,944
Cash and cash equivalents at end of year	$ 188,588	$ 479,181	$ 74,003

2004 and 2003 have been reclassified to conform with the 2005 presentation.

Fleet

At December 31, 2005, OSG was the second largest publicly traded oil tanker company in the world as measured by number of vessels. OSG's fleet of 107 vessels, including newbuilds, aggregates over 12.1 million deadweight tons. Adjusted for OSG's participation interest in joint ventures and chartered-in vessels, the fleet totaled 100.25 vessels. For current fleet information, which is updated on a monthly basis, refer to the Company's website at www.osg.com
	Vessels Owned		Vessels Chartered-in		Total at December 31, 2005
Vessel Type	No.	Weighted by Ownership	No.	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
VLCC (including V-Plus)	12	12	10	6.25	22	18.25	6,994,410
Aframax	9	9	8	7.00	17	16.00	1,758,994
Panamax	11	11	2	2.00	13	13.00	904,709
Summary International Flag Crude Tankers	32	32	20	15.25	52	47.25	9,658,113
International Flag Handysize Product Carriers	12	12	13	13.00	25	25.00	1,074,834
International Flag Dry Bulk Carriers	-	-	2	2.00	2	2.00	319,843
Total International Flag Operating Fleet	44	44	35	30.25	79	74.25	11,052,790
U.S. Flag Operating Fleet	6	6	4	4.00	10	10.00	386,047
Total Operating Fleet	50	50	39	34.25	89	84.25	11,438,837
Newbuild Fleet
International Flag Handysize Product Carriers	-	-	4	4.00	4	4.00	204,000
U.S. Flag Product Carriers	-	-	10	10.00	10	10.00	460,000
Subtotal of Crude Tankers, Product Carriers and Dry Bulk Carriers	50	50	53	48.25	103	98.25	12,102,837
Newbuild LNG Carriers	4	2	-	-	4	2.00	864,000 cbm
Total Operating and Newbuild Fleet	54	52	53	48.25	107	100.25	-

Average Age of International Flag Operating Fleet

OSG has one of the youngest International Flag fleets in the industry. The Company believes its modern, well maintained fleet is a significant competitive advantage in the global market. The table below reflects the average age of the Company's owned International Flag fleet in comparison with the world fleet.

Vessel Class	Average Age of OSG's Owned Fleet at 12/31/05	Average Age of OSG's Owned Fleet at 12/31/04	Average Age of World Fleet at 12/31/05*
VLCC (including V-Plus)	5.7 years	4.7 years	8.5 years
Aframax	8.1 years	7.0 years	9.2 years
Panamax	2.8 years	18.4 years	11.1 years
Handysize Product Carrier	4.9 years	15.8 years	13.1 years

*Source: Clarkson database as of January 1, 2006

Drydock Schedule

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth anticipated days off-hire for these events by class for the Company's owned and bareboat chartered-in vessels.

	Q1-06		Q2-06		Q3-06		Q4-06
	Projected Days Off- Hire	No. of Vessels	Projected Days Off- Hire	No. of Vessels	Projected Days Off- Hire	No. of Vessels	Projected Days Off- Hire	No. of Vessels
VLCC	31	2	17	2	14	1	14	1
Aframax	55	3	0	0	54	3	0	0
Panamax	0	0	0	0	0	0	31	1
Handysize	87	1	188	5	73	2	130	4
U.S. Flag	99	3	0	0	0	0	0	0
Total	272	9	205	7	141	6	175	6

Market Overview

Similar to 2004, the year 2005 was characterized by significant volatility in shipping markets. Hurricanes in the Gulf of Mexico changed shipping trade flows and caused bottlenecks, while collisions, groundings and the weather caused shipping delays in the Bosporus Straits and the Dardanelles. The ongoing insurgency in Iraq reduced oil production and pipeline shipments to the Mediterranean and caused loading delays in the Arabian Gulf. Civil unrest in Nigeria continued to hamper oil production and exports, while tension between Venezuela and the U.S. increased.

World oil demand grew by a relatively modest 1.3%, or 1.1 million barrels per day ("b/d"), in 2005. The lower growth rate in 2005 resulted primarily from growth slowdowns in the U.S. and China. In the U.S., the slower growth was caused by the effects of the hurricanes during the last half of the year while high oil prices and the inability of refiners in China to recover these costs in the marketplace restrained Chinese demand.

After record growth in 2004, a year in which oil demand increased by 3.0 million b/d, further increases in demand during 2005 put additional pressure on the oil infrastructure. Middle East OPEC supplied most of the incremental barrels as net increases in non-OPEC crude oil production were immaterial. This caused a significant reduction in OPEC's spare producing capacity. At the same time worldwide refining capacity was also constrained.

Both developments were positive for shipping, as they increased ton-mile demand for both crude oil and petroleum products. As a result, although tanker rates in 2005 were highly volatile they remained well above historical averages despite a significant increase in the world tanker fleet. The supply of new vessels entering the marketplace in 2005, however, exerted downward pressure on rates. The world tanker fleet increased to 307.9 million dwt at the end of the year, 6.2% higher than the 289.9 million dwt at the beginning of 2005. A significant volume of new tankers were delivered throughout the year, while vessel removals were limited. Continued high earnings and a generally favorable market outlook reduced the scrapping of older, single hull tonnage that had been predicted to occur by the April 5, 2005 IMO deadline.

Extreme weather had a significant impact on the tanker market in 2005. In particular, two major hurricanes in the Gulf of Mexico significantly disrupted crude oil production, refinery operations and shipping logistics in the third and fourth quarters of 2005. The effects of hurricanes Katrina and Rita will continue to be felt well into 2006. The hurricanes affected both the crude oil and refined product markets. During October 2005, over one million b/d, or 69% of crude oil production in the Gulf of Mexico, was disrupted. Additional volumes of West African crude oil were transported to the U.S. to replace lost Gulf of Mexico production. Incremental deliveries of West African crude oil are expected to continue until Gulf of Mexico production is fully restored. Initially, the direct impact on crude oil movements as a result of the lost production in the Gulf of Mexico was limited because the significant damage to U.S. Gulf Coast refineries reduced crude oil demand. At one point over four million b/d of refining capacity was affected. The refining downtime in the U.S. resulted in counter-seasonal declines in crude oil imports into the largest oil-consuming nation in the world but necessitated additional product imports to the U.S. The hurricanes also impacted seaborne trades outside the U.S. as well, enhancing overall ton-mile demand.

International Flag VLCCs

Rates for VLCCs trading out of the Arabian Gulf in 2005 averaged $53,600 per day, a decline of 42% from the 2004 average but 12% higher than the 2003 average (rates in this Market Overview section are based on charters entered into in the periods indicated and do not represent TCE earnings). The 2005 average is still one of the best annual average rates in the history of the tanker industry. Fleet expansion in excess of oil demand growth exerted downward pressure on VLCC rates throughout the year. The impact of lower oil demand growth on the VLCC market was moderated because almost all the incremental crude oil was sourced from long-haul OPEC producers. OPEC crude oil production increased by 600,000 b/d to 29.2 million b/d, the highest level since 1979.

The world VLCC fleet expanded to 477 vessels (139.4 million dwt) at December 31, 2005 from 456 vessels (132.7 million dwt) at the beginning of the year as newbuilding deliveries well exceeded the number of vessels deleted from the fleet. In 2005, a total of 37 newbuilding orders were placed (11.2 million dwt). This is a reduction compared with 2004 (43 vessels, 13.0 million dwt) and 2003 (51 vessels, 15.5 million dwt). The declining trend in orders was caused by high contract prices and long delivery lead times due to heavy ordering in other bulk shipping sectors. As of December 31, 2005, the VLCC orderbook totaled 92 vessels (27.9 million dwt), equivalent to 20.0% of the existing VLCC fleet, based on deadweight tons.

International Flag Aframaxes

Rates for Aframaxes operating in the Caribbean during 2005 averaged $33,100 per day, a decrease of 23% from the 2004 average but 6% above the 2003 average. Rates in 2005 were adversely impacted by declines in North Sea crude oil production of 446,000 b/d, as well as stagnating production in Venezuela, two key Aframax loading areas. Production in the Former Soviet Union ("FSU"), which has become an increasingly important source of Aframax employment in recent years, rose by 3.7% in 2005 to 11.6 million b/d. Similarly to VLCCs, fleet expansion in excess of oil demand growth exerted downward pressure on Aframax rates throughout the year.

The world Aframax fleet expanded significantly to 673 vessels (67.9 million dwt) as of December 31, 2005 from 627 vessels (62.5 million dwt) at December 31, 2004, as vessel deliveries far outweighed scrap sales. Rising newbuilding prices further slowed the pace of Aframax ordering to 47 vessels (5.1 million dwt) in 2005 from 66 vessels (7.3 million dwt) in 2004 and the record level of 96 vessels (10.3 million dwt) in 2003. The Aframax orderbook contracted to 153 vessels (16.7 million dwt) at December 31, 2005, equivalent to 24.6% of the existing Aframax fleet, based on deadweight tons,.

International Flag Panamaxes

Rates for Panamaxes averaged $37,800 per day, 4% lower than the average in 2004 but 43% above the 2003 average. In 2005, fuel oil demand in the U.S. was largely driven by high natural gas prices that resulted in end users seeking lower cost alternatives to meet their energy requirements. The increase in fuel oil demand boosted the requirements for Panamaxes in the Caribbean, particularly for double hull tonnage, given the more stringent IMO regulations and a preference by the oil majors.

The world Panamax Product Carrier fleet at December 31, 2005 increased to 326 vessels (21.6 million dwt) from 290 vessels (19.1 million dwt) as of December 31, 2004. The orderbook for Panamax tankers remains significant. At December 31, 2005, 186 vessels (12.2 million dwt), equivalent to 56.2% of the existing Panamax fleet, based on deadweight tons, were on order.

International Flag Handysize Product Carriers

Rates for Handysize Product Carriers operating in the Caribbean averaged $22,600 per day in 2005, 7% lower than the 2004 average but 41% above the 2003 average.

The world Handysize fleet showed little change in 2005, expanding to 527 vessels (21.8 million dwt) at December 31, 2005 from 524 vessels (21.5 million dwt) at December 31, 2004. At December 31, 2005, the newbuilding orderbook for Handysize Product Carriers reached 200 vessels (9.1 million dwt), equivalent to 41.9% of the existing Handysize fleet, based on deadweight tons.

U.S. Flag Jones Act Product Carriers

Rates in the U.S. coastwise trades that equate to OSG's existing Jones Act Handysize Product Carriers averaged $41,200 in 2005, 23% higher than the rate in 2004. Robust demand for gasoline blended components on the U.S. east and west coasts, hurricane related dislocations and a decline in the number of available vessels as a result of OPA 90 regulations contributed to the strength in rates.

The U.S. coastwise trade in products in the fourth quarter of 2005 continued to be impacted by the hurricane related dislocations that significantly reduced refining capacity along the U.S. Gulf Coast. The Jones Act, which limits the carriage of shipments in coastwise trades to qualifying U.S. Flag vessels, was temporarily waived from September 1 through September 19 and again from September 27 to October 24. This permitted International Flag tankers to transport oil between U.S. ports to ensure sufficient supplies of petroleum products. The effect of the temporary waivers on the market was limited.

The total Jones Act Product Carrier fleet consisted of 43 vessels (1.8 million dwt) as of December 31, 2005. Approximately 60% of this fleet is not double hull and will be phased out over the next ten years as a result of OPA 90 regulations. Additional scrapping of some of the remaining 17 vessels could also occur prior to 2015 based on the age profile of these vessels.

Outlook

The International Energy Agency forecasts global oil demand to rise by 2.1% to 85.1 million b/d in 2006 from 83.3 million b/d in 2005. This is a higher growth rate than the 1.3% increase in 2005 relative to 2004. While the demand growth for 2006 is primarily expected to occur in the U.S. and China, production growth is expected to come predominantly from non-OPEC sources such as West Africa and the FSU. The projected increases in demand and the location of incremental production in 2006 is expected to increase ton-mile demand in 2006. On the refined product side, increases in worldwide demand are forecast to exceed increases in refining capacity in 2006. This is expected to result in additional product movements.

The world tanker fleet in 2006 is projected to increase by 4.5% compared with a 6.2% growth in 2005 and a 5.1% increase in 2004, as the sizable number of newbuilding deliveries is expected to be only partially offset by rising deletions, many of which are mandated under IMO phase out regulations.

Earnings Conference Call Information

The Company plans to host a conference call at 11:00 AM ET on February 28, 2006 to discuss results for the quarter. All shareholders and other interested parties are invited to call into the conference call, which may be accessed by calling +1 800 231-5571 within the United States, or +1 973-582-2952 for international participants. A live webcast of the conference call will also be available on Overseas Shipholding Group's website at http://www.osg.com in the Investor Relations Events and Webcasts section or via http://www.viavid.net. The webcast will be available for 90 days and requires Windows Media Player.

An audio replay of the conference call will be available from 1:00 PM ET on Tuesday, February 28, through midnight ET on Tuesday March 7, 2006 by calling +1 877-519-4471 within the United States and +1 973-341-3080 for international callers. The password for the replay is 7011329.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with an owned, operated and newbuild fleet of 107 vessels, aggregating 12.1 million deadweight tons. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, the Company is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in New York, Athens, London, Manila, Newcastle and Singapore. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances and investments, estimated TCE rates achieved for the first quarter of 2006, anticipated levels of newbuilding and scrapping, projected drydock schedule, the ability to restore refining capacity and crude oil production in the Gulf of Mexico from damage caused by hurricanes, integration of Stelmar Shipping Ltd., the projected growth of the world tanker fleet and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form

10-K.

Appendix 1 - Gains on Vessel Sales and Securities Transactions

The following table presents per share amounts after tax for net income adjusted for the effects of vessel sales and securities transactions:
	Three Months Ended December 31, 2005		Year Ended December 31,
	2005	2004	2005	2004

EPS (diluted)	$2.88	$5.35	$11.77	$10.24
(Gain) on Vessel Sales	(0.10)	(0.23)	(1.02)	(.48)
(Gain)/Loss on Securities Transactions	0.01	0.01	(0.38)	(.14)
	$2.79	$5.13	$10.37	$9.62

Net income adjusted for the effect of vessel sales and securities transactions is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses and general and administrative expenses without gains and losses from disposals of assets and investments. While net income adjusted for the effect of vessel sales and securities transactions is frequently used by management as a measure of the vessels operating performance in a particular period, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income adjusted for the effect of vessel sales and securities transactions should not be considered an alternative to net income or other measurements prepared in accordance with accounting principles generally accepted in the United States.

Appendix 2 - Equity in Income of Joint Venture Vessels

The following is a summary of the Company's interest in its joint ventures and equity method investments. Revenue days are adjusted for OSG's percentage ownership in order to state the days on a basis comparable to that of wholly-owned vessels:
($ in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Equity in Income	$11,619	$26,577	$43,807	$45,599
Number of Revenue Days	257	252	692	631

As of December 31, 2005, the only operating vessels held in companies that are accounted for by the equity method are held through DHT, all of which are on time charters, with profit sharing arrangements. Projected revenue days adjusted for OSG's percentage ownership in DHT are: 280 for Q1-06; 283 for Q2-06 and 279 for each of Q3-6 and Q4-06.

Appendix 3 - EBITDA Reconciliation

The following table shows reconciliations of net income, as reflected in the consolidated statements of operations, to EBITDA:
($ in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Net Income	$113,684	$211,123	$464,829	$401,236
Provision/(credit) for Federal Income Taxes	2,459	(15,322)	(1,110)	79,778
Interest Expense	18,450	18,963	89,489	74,146
Depreciation and amortization	35,867	25,079	152,311	100,088
EBITDA	$170,460	$239,843	$705,519	$655,248
	========	========	========	========

EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy debt service, capital expenditures and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 4 - Capital Expenditures

The following table presents information with respect to OSG's capital expenditures for the three months and year end December 31, 2005, excluding the acquisition of Stelmar, compared with the same periods of 2004:
($ in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Expenditures for vessels	$3,261	$8,309	$5,166	$59,439
Acquisitions of interests in joint ventures	(98)	-	69,047	2,292
Investments in and advances to joint ventures	1,056	91,190	9,495	214,403
Payments for drydockings	6,954	11,231	16,899	22,354
	$11,173	$110,730	$100,607	$298,488
	========	=======	=======	=======

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